EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Korea Electric Power Corporation

We consent to the incorporation by reference in the Registration Statements (No. 33-99550 and No. 333-9180) on Form F-3 of Korea Electric Power Corporation (“KEPCO”) of our report dated June 1, 2006, relating to the consolidated balance sheets of KEPCO and subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2005, which report, based partially on the reports of other auditors, appears in the December 31, 2005 annual report on Form 20-F of KEPCO.

Our report refers to a change in the method of accounting for decommissioning costs in 2004.

/s/ KPMG Samjong Accounting Corp.

Seoul, Korea

June 28, 2006

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